Exhibit 99.1

    FOR IMMEDIATE RELEASE

H&S Media Contact:
Lia Randazzo – +1 312.731.4003
lrandazzo@heidrick.com

Heidrick & Struggles Acquires Decision Strategies International

To Further Strengthen Leadership Consulting

•	Second boutique leadership advisory firm acquired in past four months by Heidrick & Struggles marks further step in the development of the firm’s Leadership Consulting capability

•	25 employees from DSI, including five partners, add scale and capability to Leadership Consulting

CHICAGO, Feb. 10, 2016 — Heidrick & Struggles (Nasdaq: HSII), a premier provider of executive search, leadership consulting and culture shaping worldwide, announced today that it has acquired Decision Strategies International (DSI), a Philadelphia-based strategy and leadership advisory firm.

“The acquisition of DSI accelerates the growth of our Leadership Consulting platform with proven expertise and solutions to help our clients build the leadership capabilities they need to succeed in a volatile, fast-changing world,” said Tracy R. Wolstencroft, Heidrick & Struggles’ President and Chief Executive Officer.

Founded in 1990 by Paul Schoemaker, DSI has advised some of the world’s best-known organizations, specializing in strategic planning and decision making in uncertain operating environments, leadership development, and talent strategy.

“This strategic acquisition furthers the ability of Heidrick & Struggles to help clients accelerate performance,” said Colin Price, Executive Vice President and Global Managing Partner, Leadership Consulting—Heidrick & Struggles.

Price joined Heidrick & Struggles in October 2015 when the firm acquired Co Company, a London-based leadership advisory boutique where he had been chairman. With the two acquisitions, Heidrick & Struggles has added expertise and scale to its Leadership Consulting service offering in Europe and in the Americas.

“We are excited to work alongside our new colleagues at Heidrick & Struggles in helping clients around the world embrace uncertainty and succeed with transformational leadership,” said Toomas H. Truumees, Senior Managing Partner, DSI.

Five members of the DSI senior leadership team will join Heidrick & Struggles’ Leadership Consulting Practice as partners: Truumees, Steve Krupp, Roch Parayre, Sarah Schwab and Arjen van den Berg.

About Heidrick & Struggles:

Heidrick & Struggles (Nasdaq: HSII) serves the executive talent and leadership needs of the world’s top organizations as a premier provider of leadership consulting, culture shaping and senior-level executive search services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions and helping its clients change the world, one leadership team at a time. www.heidrick.com

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